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                             EMPLOYMENT AGREEMENT


     THIS AGREEMENT, dated as of January 17, 2001, is made and entered into by and between, XML-Global Technologies, Inc., a Colorado corporation, its wholly-owned subsidiary XML-Global Research, Inc., a British Columbia corporation (the "Company") and James Tivy ("Employee"). For the definition of certain terms used in this Agreement, see Section 6 below.

     The Company and Employee agree as follows:

Section 1.     Employment.
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          1.1. ENGAGEMENT.  The Company will employ Employee, and Employee will accept employment, as an Employee of Company for the Term, subject to and in accordance with the provisions of this Agreement.

          1.2 DUTIES. During the Term, Employee will serve Company in the capacity of Director of XML Database Development or such other capacity as may be designated by the Board, or C.E.O. Employee's duties as an Employee of Company include all of the duties normally associated with such capacity. Employee's duties will also include such other activities, responsibilities and duties as may reasonably be assigned from time to time by the C.E.O. or the Board. If Employee is elected or appointed by the Board as an officer or other position with Company, Employee will perform the duties of such position as described in the Company's bylaws or as determined from time to time by the Board.

          1.3 ATTENTION AND EFFORT. During normal business hours, for such periods of time as the Company has specific projects assigned to Employee, Employee will devote Employee's best efforts, entire productive time, ability and attention to the business of Company. For such periods of time as there are no specific projects assigned to Employee, Employee shall only be required to devote such time, effort and attention to the affairs of the Company as may from time to time be requested by the President or Board, subject to the agreement of Employee. Further, during the Term, Employee will not, without Company's prior written consent, directly or indirectly engage in any employment, consulting or other activity which would interfere or conflict with the performance of Employee's duties or obligations to Company or which would directly or indirectly compete with Company.

Section 2.     Compensation.
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          2.1  BASE SALARY.  During the Term, Company will pay Employee a base salary equal to C$92,000 per year, payable twice-monthly.

          2.2 INCENTIVE COMPENSATION. In addition to base salary described in paragraph 2.1, Employee may be entitled to receive such bonuses and other compensation as may be determined by the Board or the C.E.O. (e.g., pursuant to such bonus, stock and other incentive compensation plans as may be adopted and maintained by Company during the Term).

          2.3 STOCK INCENTIVE PLAN. The Company has adopted a Stock Incentive Plan, ("Stock Plan") which permits the Company to grant incentive stock options. Employees shall be granted 100,000 stock options incentive stock options exercisable to purchase 100,000 shares of XML common stock at an exercise price equal to the average of the closing bid and ask prices of XML common stock on the over-the-counter market on the Closing Date. The options shall be subject to vesting, subject to Employee's continued employment on each vesting date, as follows: 34,000 options shall vest on July 1, 2001; 33,000 options shall vest on January 1, 2002; and 33,000 options shall vest on July 1, 2002. The Company agrees to use its best efforts to cause the Stock Plan, together with all shares of the Company's common stock issuable upon exercise of options granted under the Stock Plan, to be registered under the Securities Act of 1933, as amended ("Securities Act").

          2.4. BENEFITS. During the Term, Employee will be entitled to participate in such fringe benefit programs (e.g., medical, dental, disability, life insurance and vacation programs) as may be provided from time to time by the Board or any person or committee appointed by the Board to determine fringe benefit programs, all subject to and in accordance with the eligibility and other requirements of such programs.

          2.5. EXPENSES. During the Term, Company will reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in performance of service for Company under this Agreement (e.g., transportation, lodging and food expenses incurred while traveling on Company business), all subject to such policies and other requirements as Company may from time to time establish for its Employees generally.

          2.6. WITHHOLDING AND OFFSET. Payment of the base salary and any other amounts to Employee will be subject to such withholding and offset as may be provided by applicable law (e.g., for income tax purposes) or consented to by Employee.

          2.7. INDEMNIFICATION. Subject to applicable law, the Company shall indemnify and hold Employee harmless from any and all loss, judgments or claims Employee may suffer in the proper discharge of Employee's duties hereunder, including, but not limited to attorney's fees and court costs.

Section 3.     Term and Termination.
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          3.1. COMMENCEMENT.  The Term will commence on the date of this
Agreement.

          3.2. TERMINATION. The Term will terminate upon the first of the following to occur: (a) Company's termination of Employee's Employment for Cause pursuant to paragraph 3.3; (b) Company's termination of Employee's employment without Cause pursuant to paragraph 3.4; (c) Employee resigns from employment as an Employee of Company pursuant to paragraph 3.5; (d) Employee terminates his employment for Cause pursuant to paragraph 3.6; (e) the death of Employee; or (f) the disability of Employee resulting from injury, illness or disease, whether of a mental or physical nature, which substantially impairs or prevents the ability of Employee to satisfactorily perform Employee's duties and obligations under this Agreement for a period of 90 days; or (g) two years from the commencement of employment. If the Employee is terminated pursuant to subparagraphs 3.2(a), (c), (e) (f) or (g), the Employee shall be entitled to no additional compensation under Section 2 herein. However, if an Employee is terminated pursuant to subparagraphs 3.2(b) or (d), Employee shall be entitled to receive the Termination Payments provided for in Section 3.8 below.

          3.3. TERMINATION FOR CAUSE. Company may at any time terminate Employee's employment for Cause without prior notice.

          3.4. TERMINATION WITHOUT CAUSE. Company may at any time terminate Employee's employment with or without Cause by giving Employee notice of the same at least five days prior to the effective date of such termination.

          3.5. RESIGNATION. Employee may at any time resign from employment with Company by giving Company notice of thirty (30) days prior to the effective date of such termination.

          3.6. TERMINATION FOR CAUSE BY EMPLOYEE. Employee may at any time terminate Employee's employment for Cause without prior notice.

          3.7. DISABILITY. If in the event of a disability described in paragraph 3.2(e) Company decides not to terminate Employee's employment and Employee is entitled to receive payments (i.e., in lieu of wages or other compensation for employment) on account of such disability under any fringe benefit program provided by Company, then the base salary described in paragraph 2.1 will be reduced to the extent of such entitlement.

          3.8. TERMINATION PAYMENTS. In the event the Employee's employment is terminated pursuant to paragraph 3.4 or 3.6, the Company shall be obligated to pay to Employee Termination Payments equal to the Employee's base salary, incentive compensation, commissions, bonuses, fringe benefits and other forms of compensation as of the termination date, paid for the number of years, and fractions of years, remaining on the Term of this Agreement as defined in
Section 3.2(g) above. Such Termination Payments shall be due and payable when and as paid as if the Agreement were in full force and effect.

          3.9. RETURN OF COMPANY PROPERTY. Upon termination of the Term, Employee will deliver to Company any and all property of Company which is in Employee's possession or control (including, but not limited to, any and all Materials).

         3.10. SURVIVAL. Sections 4 and 5, together with all other provisions of this Agreement that may reasonably be interpreted or construed to survive any termination of the Term, will survive any termination of the Term.

Section 4.     Confidentiality.
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          4.1. CONFIDENTIAL INFORMATION.  In the course of Employee's employment with Company, Employee will have access to certain Confidential Information. Employee will use and disclose Confidential Information solely for the purposes for which it is provided within the scope of Employee's employment and will take reasonable precautions to prevent any unauthorized use or disclosure of the same. Employee will not use or disclose any Confidential Information (a) other than as required in the course of Employee's employment with Company, (b) for Employee's own personal gain, or
(c) in any manner contrary to the best interests of Company.

          4.2. PROPRIETARY INFORMATION OF OTHERS. Employee will not use in the course of Employee's employment with Company, or disclose or otherwise make available to Company any information, documents or other items which Employee may have received from any other person (e.g., a prior employer) and which Employee is prohibited from so using, disclosing or making available (e.g., by reason of any contract, court order, law or obligation by which Employee is bound).

          4.3. WORK PRODUCT. All Work Product which Employee conceives, develops or first reduces to practice, either alone or with others, during the Term which relates to Employee's performance of services under this Agreement, Company's Field of Business or Company's actual or demonstrably anticipated research or development and whether or not such Work Products are conceived, developed or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities, personnel, Confidential Information or other resource of Company will be the sole and exclusive property of the Company together with any and all related Intellectual Property Rights.

          4.4 DISCLOSURE AND PROTECTION OF WORK PRODUCTS. Employee will disclose all Work Products described in paragraph 4.3 to Company, promptly and in writing. At Company's request and at Company's expense, Employee will assist Company or its designee in efforts to protect such Work Products. Such assistance may include, but is not necessarily limited to, the following: (a) making application in the United States and in foreign countries for a patent or copyright on any Work Products specified by Company; (b) executing documents of assignment to Company or its designee of all Employee's right, title and interest in and to any Work Product and related Intellectual Property Rights; and (c) taking such additional action (including, but not limited to, the execution and delivery of documents) to perfect, evidence or vest in Company or its designee all rights, title and interest in and to any Work Product and any related Intellectual Property Right.

          4.5. MATERIALS. All Materials and related Intellectual Property Rights will be the sole and exclusive property of Company, whether or not such Materials are marked with any Intellectual Property Right notice of Company or Employee. All such Materials authored, made, conceived or developed by Employee or made available to Employee (or any copies or extracts thereof) will be held by Employee in trust solely for the benefit of Company. Employee will use such Materials only as required in the course of Employee's employment with Company or as otherwise authorized in writing by Company.

          4.6. NOTICE. This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of Company was used, and which was developed entirely on Employee's own time, unless:
(a) the invention relates (i) directly to the Company or (ii) to Company's actual or demonstrable anticipated research or development; or (b) the invention results from any work performed by Employee for Company.

Section 5.     Definitions.
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     Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meanings:

          5.1. "BOARD" means Company's Board of Directors.

          5.2. "CAUSE" for purposes of paragraph 3.3, shall include the occurrence of any of the following:

               a. The Employee commits a material breach of the terms of this Agreement, which shall remain uncured for a period of thirty (30) days after written notice by the Company of such breach.

               b. The Employee is shown to have engaged in any act of dishonesty detrimental to the Company, or fraud upon the Corporation, any of its affiliated companies, or any of its customers or clients;

               c. The Employee fails to devote his full time, as described in Section 1.3 hereof, attention and efforts to the business and affairs of the Corporation or its affiliated companies which condition remains uncured for a period of thirty (30) days after written notice by the Company; or

               d. The Employee has been grossly negligent in the performance of his employment duties or responsibilities which condition remains uncured for a period of thirty (30) days after written notice by the Company.

          5.3. "CAUSE," for purposes of paragraph 3.6, shall include the occurrence of any of the following:

               (a) The breach or violation by the Company of the any of the material terms of this Agreement, which shall remain uncured for a period of thirty (30) days of written notice by Employee of such breach;

               (b) Any move of the Company or its principal officers resulting in or any other requirement that the Employee, without his consent, change his principal residence.

               (c) The Company has shown to have engaged in any active material dishonesty or fraud upon the Employee.

          5.4. "C.E.O." means Company's Chief Executive Officer.

          5.5. "CONFIDENTIAL INFORMATION" means any information that is confidential, proprietary or trade secret information of Company or any of its customer or clients or any other information the use of disclosure of which by Company is prohibited or restricted (e.g., by reason of any contract, court order, law or other obligation by which Company is bound). "Confidential Information" may include, but is not necessarily limited to, technology, computer programs, business plans, marketing plans, information as to existing or future products or services of Company, financial projections, unpublished works of original authorship, customer lists, financial information, and trade secrets.

               Notwithstanding the foregoing, the restrictions on disclosure and use of information and materials as set forth in Section 4 shall not apply to the following, and the following is not confidential or proprietary information: (1) any information or materials which were generally available to the public at the time made available to Employee by the Company; (2) any information or materials which become, without breach of Section 4 and through no fault of Employee, generally available to the public; (3) any information or materials which Employee has received from other sources prior to the date of this Agreement, subject to no restrictions on disclosure applicable to Employee; and (4) any information or materials which Employee at any time lawfully obtains from a third party who is not under any obligation of secrecy or confidentiality to the Company, under circumstances permitting disclosure by Employee to others without restriction.

          5.6. "INTELLECTUAL PROPERTY RIGHT" means any patent, copyright, trade secret, trade name, trademark or other intellectual property right.

          5.7. "MATERIALS" means hardware, software, programs, manuals, drawings, designs, articles, writings, data, notes, memorandum, manuscripts, notebooks, proposals, work plans, interim and final reports, project files, client contract records and other tangible manifestations of any Confidential Information or Work Products.

          5.8. "PRESIDENT" means Company's President.

          5.9. "TERM" means the term of Employee's employment as an Employee of Company pursuant to this Agreement.

          5.10 "WORK PRODUCT" means any invention, discovery, concept or idea (including, but not necessarily limited to, hardware, software programs, or processes, techniques, know-how, methods, systems, improvements, analytical reports, and other developments).

Section 6.     Miscellaneous.
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          6.1. COMPLIANCE WITH LAWS.  In the performance of this Agreement, each party will comply with all applicable laws, regulations, rules, orders and other requirements of governmental authorities having jurisdiction.

          6.2. EQUITABLE RELIEF. Employee acknowledges that: the provisions of Sections 4 and 5 are essential to Company; Company would not enter into this Agreement if it did not include such provisions; the damages sustained by Company as a result of any breach of such provisions cannot be adequately remedied by damages; and, in addition to any other right or remedy that Company may have (e.g., under this Agreement, by law or otherwise), Company will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any such provisions.

          6.3. NONWAIVER. The failure of either party to insist upon or enforce strict performance by the other of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party's right to consent or rely upon the same in that or any other instance; rather, the same will be and remain in full force and effect.

          6.4. ENTIRE AGREEMENT. This Agreement constitutes the Entire Agreement relating to the employment of the Employee, and supersedes any and all prior such Agreements, between Company and Employee. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound thereby.

          6.5. APPLICABLE LAW. This Agreement will be interpreted, construed and enforced in all respects in accordance with the local laws of the Province of British Columbia, without reference to its choice of law rules. Any legal proceedings commenced by any party hereto in connection with any dispute arising under the terms of this agreement shall be conducted in the courts of British Columbia and Canada which shall have sole and exclusive jurisdiction in respect thereof and each party hereby irrevocably attorns to the exclusive jurisdiction of the said courts.

          6.6. ATTORNEYS FEES. In the event that either party consults or retains an attorney to enforce the terms of this Agreement, the prevailing party in any such dispute or litigation shall be entitled to recover from the other party its reasonable attorneys fees and costs incurred.

          6.7. SEVERABILITY. If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable to the extent permitted by law.

                              XML-Global Technologies, Inc., a Colorado corporation


                              By:
                                   --------------------------------------

                              Its:
                                   --------------------------------------

          COMPANY: XML-Global Research, Inc., a British Columbia corporation


                              By:

                              Its:



          EMPLOYEE:
                              -------------------------------------------
                                      James Tivy